UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY URGES VOTE FOR BOARD’S NOMINEES TODAY

Says This Is The Time to Demonstrate Support for the Company and Its Program of

Building Stockholder Value for All Stockholders

HOUSTON, Texas December 14, 2006 — Far East Energy Corporation (OTC Bulletin Board: FEEC) said today that it has posted a letter to stockholders on its Web site urging stockholders to vote for the Board’s nominees. In the letter, CEO and President Michael R. McElwrath said, “Today is the day to show your support for your Company and its program of building value for all stockholders.”

The full text of the letter follows:

December 14, 2006

Dear Valued Stockholder:

On behalf of your Board of Directors, we urge you to vote the WHITE proxy card TODAY.

Today is the day to show your support for your Company and its program of building value for all stockholders. You have heard us say that we are excited about what we believe is our discovery of an area of high permeability coupled with high gas content. And now, as we move forward with the drilling and dewatering process, we need your vote. We are committed to building stockholder value today and over the long term.

We are proud of the company we are building. Institutional Shareholder Services (ISS), a leading proxy advisory service, granted Far East a 2006 Corporate Governance Quotient (CGQ) universe rating of 93.9% — this means we outperformed 93.9% of the companies in the CGQ universe. This compares with a 2005 CGQ universe rating of 64% — meaning we outperformed 64% of the companies in the CGQ universe. This is a great improvement in only one year’s time, and we are proud to point to that record.

This is not the time for change. It is the time to build upon the Company’s momentum by voting FOR your Board’s nominees.

We urge you to vote TODAY.

You may be able to vote by Internet or telephone. Please review your WHITE proxy card to see if those means are available. If so, this is the best way to ensure that your vote is received in time to be counted at the meeting. Please follow the instructions to vote FOR your Board’s nominees at the December 15, 2006 Annual Meeting of Stockholders.

Otherwise, please sign, date and return the WHITE proxy card FOR your Board’s nominees as soon as possible.

If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1.877.456.3442 or for international calls + 412.232.3651.

Thank you for your support.

Sincerely,

Michael R. McElwrath

President and CEO

Far East Energy Corporation encourages all stockholders to visit their Web site www.VoteFarEastEnergy.com to learn more about Far East Energy Corporation’s nominees and their plan to build stockholder value.

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Corp. Ltd. (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Bill Conboy/Vice President CTA Integrated Communications Bill@ctaintegrated.com (303) 665-4200